Exhibit 99.1

Amcor reports strong first quarter fiscal 2023 result
Highlights - Three Months Ended September 30, 2022
•Net sales of $3,712 million, up 9%;
•GAAP Net income of $232 million, up 15%; GAAP earnings per share (EPS) of 15.5 cps, up 18%;
•Adjusted EPS of 18.1 cps, up 10% on a comparable constant currency basis;
•Adjusted EBIT of $392 million, up 9% on a comparable constant currency basis;
•Quarterly dividend increased to 12.25 cents per share; and
•Fiscal 2023 outlook: Reaffirmed adjusted EPS growth on a comparable constant currency basis of 3-8%. Updated adjusted EPS on a reported basis to 77-81 cps to reflect further strengthening of US dollar. Reaffirmed adjusted Free Cash Flow of $1.0-$1.1 billion.

Amcor CEO Ron Delia said: “Amcor delivered a strong first quarter highlighted by solid operating leverage with 3% organic sales growth driving a 10% increase in adjusted earnings per share on a comparable constant currency basis. Both the Flexibles and Rigid Packaging segments contributed to adjusted EBIT growth of 9% on a comparable constant currency basis.
The result demonstrates the relative stability of our end market exposures, our relentless focus on recovering higher raw material costs and general inflation, and our proactive approach to driving costs out of the business. Our consistent execution has enabled us to generate strong organic earnings growth in a volatile and challenging operating environment and gives us confidence in our ability to achieve our adjusted EPS and free cash flow outlook for the FY23 year.
We remain focused on executing against our strategy for long term growth. Amcor consistently generates significant annual cash flow, providing substantial capacity to reinvest for future growth and to return cash to shareholders through an attractive and growing dividend and regular share repurchases. We believe the strength of our underlying business, proven execution capabilities and capital allocation framework position us well to deliver strong and consistent value for shareholders and supports our compelling investment case.”

Key Financials			Three Months Ended September 30,
GAAP results			2021 $ million	2022 $ million
Net sales			3,420	3,712
Net income attributable to Amcor plc			202	232
EPS (diluted US cents)			13.1	15.5

				Comparable constant currency ∆%
	Three Months Ended September 30,		Reported ∆%
Adjusted non-GAAP results(1)	2021 $ million	2022 $ million
Net sales(2)	3,420	3,712	9	3
EBITDA	486	494	2	8
EBIT	381	392	3	9
Net income	271	271	—	7
EPS (diluted US cents)	17.7	18.1	3	10
Free Cash Flow	(242)	(400)
(1) Adjusted non-GAAP results exclude items which are not considered representative of ongoing operations. Comparable constant currency ∆% excludes the impact of movements in foreign exchange rates and items affecting comparability. Further details related to non-GAAP measures and reconciliations to GAAP measures can be found under "Presentation of non-GAAP information” in this release.
(2) Comparable constant currency ∆% for net sales excludes a 6% unfavorable currency impact and a 12% favorable impact from the pass through of higher raw material costs.

Note: All amounts referenced throughout this document are in US dollars unless otherwise indicated and numbers may not add up precisely to the totals provided due to rounding.

Shareholder returns
Amcor generates significant annual cash flow, maintains strong credit metrics and is committed to an investment grade credit rating. This strong annual cash flow and balance sheet provide substantial capacity to simultaneously reinvest in the business for organic growth, pursue acquisitions and return cash to shareholders through a compelling and growing dividend as well as regular share repurchases.
Dividend
The Amcor Board of Directors today declared a quarterly cash dividend of 12.25 cents per share (compared with 12.00 cents per share in the same quarter last year). The dividend will be paid in US dollars to holders of Amcor’s ordinary shares trading on the NYSE. Holders of CDIs trading on the ASX will receive an unfranked dividend of 19.44 Australian cents per share, which reflects the quarterly dividend of 12.25 cents per share converted at an AUD:USD average exchange rate of 0.6300 over the five trading days ended October 25, 2022.
The ex-dividend date will be November 22, 2022, the record date will be November 23, 2022 and the payment date will be December 13, 2022.
Share repurchases
The Company continues to expect that approximately $400 million of cash will be allocated towards share repurchases in the 2023 fiscal year.

Financial results - Three Months Ended September 30, 2022
Segment information

	Three Months Ended September 30, 2021				Three Months Ended September 30, 2022
Adjusted non-GAAP results	Net sales $ million	EBIT $ million	EBIT / Sales %	EBIT / Average funds employed %(1)	Net sales $ million	EBIT $ million	EBIT / Sales %	EBIT / Average funds employed %(1)
Flexibles	2,634	339	12.9		2,779	353	12.7
Rigid Packaging	786	62	7.9		933	66	7.0
Other(2)	—	(20)			—	(27)
Total Amcor	3,420	381	11.1	15.6	3,712	392	10.6	16.5
(1) Return on average funds employed includes shareholders' equity and net debt, calculated using a four quarter average and last twelve months adjusted EBIT.
(2) Represents corporate expenses.

Net sales for the Amcor Group of $3,712 million increased by 9% on a reported basis, which includes price increases of approximately $400 million (representing 12% growth) related to the pass through of higher raw material costs and an unfavorable impact of 6% related to movements in foreign currency exchange rates. Items affecting comparability had no material impact on net sales.
Net sales on a comparable constant currency basis were 3% higher than the same period last year reflecting price/mix benefits. Volumes were 0.6% lower than last year.
Adjusted EBIT margin of 10.6% was strong despite an adverse impact of 120 basis points related to the increased sales dollars associated with passing through higher raw material costs.

Flexibles	Three Months Ended September 30,		Reported ∆%	Comparable constant currency ∆%
	2021 $ million	2022 $ million
Net sales	2,634	2,779	6	3
Adjusted EBIT	339	353	4	11
Adjusted EBIT / Sales %	12.9	12.7
On a reported basis, net sales of $2,779 million were 6% higher than the same quarter last year, which includes price increases of approximately $270 million (representing 10% growth) related to the pass through of higher raw material costs and an unfavorable impact of 8% related to movements in foreign exchange rates. Items affecting comparability had no material impact on net sales. Net sales on a comparable constant currency basis were 3% higher than the same quarter last year reflecting price/mix benefits of approximately 4%, partly offset by approximately 1% lower volumes.
In North America, net sales grew in the low single digit range driven by price/mix benefits, partly offset by lower volumes. Volumes were higher in healthcare, cheese and home and personal care categories, offset by lower volumes in categories including condiments, bakery, snacks and confectionary.
In Europe, net sales grew in the low single digit range driven by price/mix benefits, partly offset by lower volumes. Higher volumes in pharmaceuticals, capsules and liquid beverages were more than offset by lower volumes in home and personal care, coffee, yogurt, snacks and confectionary.
Net sales grew at low single digit rates across Asia with a balance of volume growth and price/mix benefits. Growth was strong in India, Australia and in the pan Asian healthcare business, partly offset by lower volumes in China where demand has been unfavorably impacted by ongoing COVID related lockdowns. In Latin America, net sales grew at mid single digit rates driven by favorable price/mix benefits with volumes in line with the prior year.
Adjusted EBIT of $353 million was 11% higher than the same quarter last year on a comparable constant currency basis, reflecting overall net sales growth, ongoing management of inflation and strong cost performance.
Adjusted EBIT margin of 12.7% was strong despite an adverse impact of 130 basis points related to the increased sales dollars associated with passing through higher raw material costs.

Rigid Packaging	Three Months Ended September 30,		Reported ∆%	Comparable constant currency ∆%
	2021 $ million	2022 $ million
Net sales	786	933	19	3
Adjusted EBIT	62	66	6	7
Adjusted EBIT / Sales %	7.9	7.0
On a reported basis, net sales of $933 million were 19% higher than the same quarter last year, which includes price increases of approximately $130 million (representing 17% growth) related to the pass through of higher raw material costs and an unfavorable impact of 1% related to movements in foreign exchange rates. Net sales on a comparable constant currency basis were 3% higher than the same quarter last year reflecting volume growth of approximately 1% and a price/mix benefit of approximately 2%.
In North America, overall beverage volumes were 3% lower than the same quarter last year. Product mix was favorable with hot fill beverage container volumes up 6% as a result of continued growth in key categories including juice, ready to drink tea and sports drinks, offset by lower combined preform and cold fill container volumes compared to the prior period. Specialty container volumes were also higher than the same quarter last year driven by growth in healthcare, dairy and nutrition end markets.
In Latin America, volumes grew at high single digit rates with higher volumes in Argentina, Mexico and Brazil.
Adjusted EBIT of $66 million was 7% higher than the same quarter last year on a comparable constant currency basis, reflecting overall volume growth, inflation recovery and solid operating and cost performance.
Adjusted EBIT margin of 7.0% includes an adverse impact of 120 basis points related to the increased sales dollars associated with passing through higher raw material costs.

Net interest and income tax expense
Net interest expense of $50 million was $15 million higher than the same quarter last year reflecting higher interest rates. GAAP income tax expense for the three months ended September 30, 2022 was $58 million compared with $63 million in the same period last year. Excluding amounts related to non-GAAP adjustments, adjusted tax expense for the three months ended September 30, 2022 was $68 million compared with $73 million in the same period last year. Adjusted tax expense represents an effective tax rate of 20.0% in the current period (21.2% in the same period last year).
Free Cash Flow
Adjusted free cash outflow was $400 million compared with an outflow of $242 million in the same quarter last year. As expected, the increased outflow mainly reflects the impact of higher inventory levels to mitigate supply chain constraints over the last 12 months along with the timing of higher raw material costs on working capital.
Net debt was $6,393 million at September 30, 2022. Leverage, measured as net debt divided by adjusted trailing twelve month EBITDA, was 3.0 times, in line with Amcor's expectations at this time of year given the seasonality of cash flows.

Fiscal 2023 guidance
For the twelve month period ending June 30, 2023, assuming current foreign exchange rates prevail through the balance of the year, the Company expects:
•Adjusted EPS on a reported basis of 77 to 81 cents per share (lower than previous 80 to 84 cents per share due to further strengthening of the US dollar) which includes:
•Growth of approximately 3-8% on a comparable constant currency basis comprising approximately 5-10% growth from the underlying business performance and a benefit of approximately 2% from share repurchases, partly offset by a negative impact of approximately 4% related to higher estimated interest expense, net of tax;
◦A negative impact of approximately 2% related to the scale down and planned sale of the Company's three plants in Russia; and
◦A negative impact of approximately 5% (updated from a negative 2% previously) related to a stronger US dollar.
•Adjusted Free Cash Flow of approximately $1.0-$1.1 billion.
•Approximately $400 million of cash to be allocated towards share repurchases.
Amcor's guidance contemplates a range of factors which create a degree of uncertainty and complexity when estimating future financial results. Further information can be found under 'Cautionary Statement Regarding Forward-Looking Statements' in this release.
Conference Call
Amcor is hosting a conference call with investors and analysts to discuss these results on Tuesday November 1, 2022 at 5:30pm US Eastern Daylight Time / Wednesday November 2, 2022 at 8:30am Australian Eastern Daylight Time. Investors are invited to listen to a live webcast of the conference call at our website, www.amcor.com, in the “Investors” section.
Those wishing to access the call should use the following numbers, with the Conference ID 8080870:
•US & Canada – 888 440 4149 (toll-free), 646 960 0661 (local)
•Australia – 1800 953 093 (toll free), 02 9133 7103 (local)
•United Kingdom – 0800 358 0970 (toll free), 020 3433 3846 (local)
•Singapore – +65 3159 5133 (local number)
•Hong Kong – +852 3002 3410 (local number)
From all other countries, the call can be accessed by dialing +1 646 960 0661 (toll).

A replay of the webcast will also be available in the "Investors" section at www.amcor.com following the call.

About Amcor
Amcor is a global leader in developing and producing responsible packaging solutions for food, beverage, pharmaceutical, medical, home and personal-care, and other products. Amcor works with leading companies around the world to protect their products, differentiate brands, and improve supply chains through a range of flexible and rigid packaging, specialty cartons, closures and services. The Company is focused on making packaging that is increasingly light-weighted, recyclable and reusable, and made using an increasing amount of recycled content. In fiscal 2022, 44,000 Amcor people generated $14.5 billion in annual sales from operations that span 220 locations in 43 countries. NYSE: AMCR; ASX: AMC
www.amcor.com I LinkedIn I Facebook I Twitter I YouTube

Contact Information

Investors
Tracey Whitehead	Damien Bird	Damon Wright
Global Head of Investor Relations	Vice President Investor Relations	Vice President Investor Relations
Amcor	Amcor	Amcor
+61 3 9226 9028 / +1 2244785790	+61 3 9226 9070	+1 224 313 7141
tracey.whitehead@amcor.com	damien.bird@amcor.com	damon.wright@amcor.com

Media - Australia	Media - Europe & North America
James Strong	Ernesto Duran
Partner	Head of Global Communications
Citadel-MAGNUS	Amcor
+61 448 881 174	+41 78 698 69 40
jstrong@citadelmagnus.com	ernesto.duran@amcor.com

Amcor plc UK Establishment Address: 83 Tower Road North, Warmley, Bristol, England, BS30 8XP, United Kingdom
UK Overseas Company Number: BR020803
Registered Office: 3rd Floor, 44 Esplanade, St Helier, JE4 9WG, Jersey
Jersey Registered Company Number: 126984, Australian Registered Body Number (ARBN): 630 385 278

Cautionary Statement Regarding Forward-Looking Statements
This document contains certain statements that are “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identified with words like “believe,” “expect,” “target,” “project,” “may,” “could,” “would,” “approximately,” “possible,” “will,” “should,” “intend,” “plan,” “anticipate,” "commit," “estimate,” “potential,” "ambitions," “outlook,” or “continue,” the negative of these words, other terms of similar meaning, or the use of future dates. Such statements are based on the current expectations of the management of Amcor and are qualified by the inherent risks and uncertainties surrounding future expectations generally. Actual results could differ materially from those currently anticipated due to a number of risks and uncertainties. None of Amcor or any of its respective directors, executive officers, or advisors provide any representation, assurance or guarantee that the occurrence of the events expressed or implied in any forward-looking statements will actually occur. Risks and uncertainties that could cause actual results to differ from expectations include, but are not limited to: changes in consumer demand patterns and customer requirements; the loss of key customers, a reduction in production requirements of key customers; significant competition in the industries and regions in which Amcor operates; failure by Amcor to expand its business; challenging current and future global economic conditions, including inflation and supply chain disruptions; impact of operating internationally, including negative impacts from the Russia-Ukraine conflict and the ability to sell assets in Russia; price fluctuations or shortages in the availability of raw materials, energy, and other inputs; disruptions to production, supply, and commercial risks, which may be exacerbated in times of economic volatility; global health outbreaks, including COVID-19; an inability to attract and retain key personnel; costs and liabilities related to current and future environment, health, and safety laws and regulations; labor disputes; risks related to climate change; failures or disruptions in information technology systems; cybersecurity risks; a significant increase in indebtedness or a downgrade in the credit rating; foreign exchange rate risk; rising interest rates; a significant write-down of goodwill and/or other intangible assets; failure to maintain an effective system of internal control over financial reporting; inability of the Company’s insurance policies to provide adequate protections; challenges to or the loss of intellectual property rights; litigation, including product liability claims; increasing scrutiny and changing expectations with respect to Amcor Environmental, Social and Governance policies resulting in increased costs; changing government regulations in environmental, health, and safety matters; changes in tax laws or changes in our geographic mix of earnings; and other risks and uncertainties identified from time to time in Amcor’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including without limitation, those described under Item 1A. “Risk Factors” of Amcor’s annual report on Form 10-K for the fiscal year ended June 30, 2022 and any subsequent quarterly reports on Form 10-Q. You can obtain copies of Amcor’s filings with the SEC for free at the SEC’s website (www.sec.gov). Forward-looking statements included herein are made only as of the date hereof and Amcor does not undertake any obligation to update any forward-looking statements, or any other information in this communication, as a result of new information, future developments or otherwise, or to correct any inaccuracies or omissions in them which become apparent, except as expressly required by law. All forward-looking statements in this communication are qualified in their entirety by this cautionary statement.
Presentation of non-GAAP information
Included in this release are measures of financial performance that are not calculated in accordance with U.S. GAAP. These measures include adjusted EBITDA and EBITDA (calculated as earnings before interest and tax and depreciation and amortization), adjusted EBIT and EBIT (calculated as earnings before interest and tax), adjusted net income, adjusted earnings per share, adjusted free cash flow and net debt. In arriving at these non-GAAP measures, we exclude items that either have a non-recurring impact on the income statement or which, in the judgment of our management, are items that, either as a result of their nature or size, could, were they not singled out, potentially cause investors to extrapolate future performance from an improper base. While not all inclusive, examples of these items include:

• material restructuring programs, including associated costs such as employee severance, pension and related benefits, impairment of property and equipment and other assets, accelerated depreciation, termination payments for contracts and leases, contractual obligations, and any other qualifying costs related to the restructuring plan;
• material sales and earnings from disposed or ceased operations and any associated profit or loss on sale of businesses or subsidiaries;
• consummated and identifiable divestitures agreed to with certain regulatory agencies as a condition of approval for those acquisitions;
• impairments in goodwill and equity method investments;
• material acquisition compensation and transaction costs such as due diligence expenses, professional and legal fees, and integration costs;
• material purchase accounting adjustments for inventory;
• amortization of acquired intangible assets from business combination;
• significant property impairments, net of insurance recovery;
• payments or settlements related to legal claims;
• impacts from hyperinflation accounting; and
• impacts related to the Russia-Ukraine conflict.

Amcor also evaluates performance on a comparable constant currency basis, which measures financial results assuming constant foreign currency exchange rates used for translation based on the average rates in effect for the comparable prior year period. In order to compute comparable constant currency results, we multiply or divide, as appropriate, current-year U.S. dollar results by the current year average foreign exchange rates and then multiply or divide, as appropriate, those amounts by the prior-year average foreign exchange rates. We then adjust for other items affecting comparability. While not all inclusive, examples of items affecting comparability include the difference between sales or earnings in the current period and the prior period related to acquired, disposed, or ceased operations. Comparable constant currency net sales performance also excludes the impact from passing through movements in raw material costs.

Management has used and uses these measures internally for planning, forecasting and evaluating the performance of the Company’s reporting segments and certain of the measures are used as a component of Amcor’s Board of Directors’ measurement of Amcor’s performance for incentive compensation purposes. Amcor believes that these non-GAAP measures are useful to enable investors to perform comparisons of current and historical performance of the Company. For each of these non-GAAP financial measures, a reconciliation to the most directly comparable U.S. GAAP financial measure has been provided herein. These non-GAAP financial measures should not be construed as an alternative to results determined in accordance with U.S. GAAP. The Company provides guidance on a non-GAAP basis as we are unable to predict with reasonable certainty the ultimate outcome and timing of certain significant forward-looking items without unreasonable effort. These items include but are not limited to the impact of foreign exchange translation, restructuring program costs, asset impairments, possible gains and losses on the sale of assets, and certain tax related events. These items are uncertain, depend on various factors, and could have a material impact on U.S. GAAP earnings and cash flow measures for the guidance period.

Dividends
Amcor has received a waiver from the ASX’s settlement operating rules, which will allow the Company to defer processing conversions between its ordinary share and CDI registers from November 23, 2022 to November 24, 2022, inclusive.

U.S. GAAP Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended September 30,
($ million)	2021	2022
Net sales	3,420	3,712
Cost of sales	(2,770)	(3,044)
Gross profit	650	668
Selling, general, and administrative expenses	(313)	(302)
Research and development expenses	(25)	(25)
Restructuring and related expenses, net	(8)	(1)
Other (expenses)/income, net	(8)	2
Operating income	296	342
Interest expense, net	(35)	(50)
Other non-operating income, net	5	—
Income before income taxes	266	292
Income tax expense	(63)	(58)
Net income	203	234
Net income attributable to non-controlling interests	(1)	(2)
Net income attributable to Amcor plc	202	232
USD:EUR average FX rate	0.8482	0.9933

Basic earnings per share attributable to Amcor	0.131	0.156
Diluted earnings per share attributable to Amcor	0.131	0.155
Weighted average number of shares outstanding – Basic	1,530	1,474
Weighted average number of shares outstanding – Diluted	1,534	1,486

U.S. GAAP Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended September 30,
($ million)	2021	2022
Net income	203	234
Depreciation, amortization, and impairment	177	151
Changes in operating assets and liabilities	(562)	(700)
Other non-cash items	70	55
Net cash used in operating activities	(112)	(260)
Purchase of property, plant, and equipment and other intangible assets	(145)	(152)
Proceeds from sales of property, plant, and equipment and other intangible assets	—	4
Business acquisitions and investments in affiliated companies	—	(96)
Proceeds from divestitures	—	4
Net debt proceeds	363	613
Dividends paid	(183)	(181)
Share buy-back/cancellations	(64)	—
Treasury shares purchases, net	(49)	(106)
Change in cash and cash equivalents classified as held for sale	—	21
Effect of exchange rates on cash and cash equivalents	(27)	(60)
Net decrease in cash and cash equivalents	(217)	(213)
Cash and cash equivalents at the beginning of the year	850	775
Cash and cash equivalents at the end of the period	633	562

U.S. GAAP Condensed Consolidated Balance Sheets (Unaudited)

($ million)	June 30, 2022		September 30, 2022
Cash and cash equivalents	775		562
Trade receivables, net	1,935		1,984
Inventories, net	2,439		2,590
Property, plant, and equipment, net	3,646		3,589
Goodwill and other intangible assets, net	6,942		6,846
Other assets	1,689		1,721
Total assets	17,426	17,426	17,292
Trade payables	3,073		2,839
Short-term debt and current portion of long-term debt	150		76
Long-term debt, less current portion	6,340		6,879
Accruals and other liabilities	3,722		3,522
Shareholders' equity	4,141		3,976
Total liabilities and shareholders' equity	17,426		17,292

Reconciliation of Non-GAAP Measures
Reconciliation of adjusted Earnings before interest, tax, depreciation, and amortization (EBITDA), Earnings before interest and tax (EBIT), Net income, and Earnings per share (EPS)

	Three Months Ended September 30, 2021				Three Months Ended September 30, 2022
($ million)	EBITDA	EBIT	Net Income	EPS (Diluted US cents)	EBITDA	EBIT	Net Income	EPS (Diluted US cents)(1)
Net income attributable to Amcor	202	202	202	13.1	232	232	232	15.5
Net income attributable to non-controlling interests	1	1			2	2
Tax expense	63	63			58	58
Interest expense, net	35	35			50	50
Depreciation and amortization	146				142
EBITDA, EBIT, Net income, and EPS	447	301	202	13.1	484	342	232	15.5
Material restructuring programs	7	7	7	0.5	—	—	—	—
Material acquisition and other costs(2)	2	2	2	0.2	(1)	(1)	(1)	(0.1)
Impact of hyperinflation	2	2	2	0.1	8	8	8	0.5
Property and other losses, net(3)	28	28	28	1.8	—	—	—	—
Amortization of acquired intangibles		41	41	2.7		40	40	2.7
Russia-Ukraine conflict impacts(4)	—	—	—	—	3	3	3	0.2
Tax effect of above items			(11)	(0.7)			(11)	(0.7)
Adjusted EBITDA, EBIT, Net income and EPS	486	381	271	17.7	494	392	271	18.1
Reconciliation of adjusted growth to comparable constant currency growth
% growth - Adjusted EBITDA, EBIT, Net income, and EPS					2	3	—	3
% items affecting comparability(5)					1	1	1	1
% currency impact					5	5	6	6
% comparable constant currency growth					8	9	7	10

(1) Calculation of diluted EPS excludes net income of $2 million attributable to shares to be repurchased under forward contracts to meet share-based incentive plans.
(2) Includes costs/releases of accruals associated with the Bemis transaction.
(3) Property and other losses, net includes property and related business losses primarily associated with the destruction of the Company's Durban, South Africa, facility during general civil unrest in July 2021, net of insurance recovery.
(4) Includes incremental costs associated with the Russia-Ukraine conflict.
(5) Reflects the impact of acquired, disposed and ceased operations.

Reconciliation of adjusted EBIT by reporting segment

	Three Months Ended September 30, 2021				Three Months Ended September 30, 2022
($ million)	Flexibles	Rigid Packaging	Other	Total	Flexibles	Rigid Packaging	Other	Total
Net income attributable to Amcor				202				232
Net income attributable to non-controlling interests				1				2
Tax expense				63				58
Interest expense, net				35				50
EBIT	264	59	(22)	301	311	57	(26)	342
Material restructuring programs	7	—	—	7	—	—	—	—
Material acquisition and other costs(1)	—	—	2	2	—	—	(1)	(1)
Impact of hyperinflation	—	2	—	2	—	8	—	8
Property and other losses, net(2)	28	—	—	28	—	—	—	—
Amortization of acquired intangibles	40	1	—	41	39	1	—	40
Russia-Ukraine conflict impacts(3)	—	—	—	—	3	—	—	3
Adjusted EBIT	339	62	(20)	381	353	66	(27)	392
Adjusted EBIT / sales %	12.9%	7.9%		11.1%	12.7%	7.0%		10.6%
Reconciliation of adjusted growth to comparable constant currency growth
% growth - Adjusted EBIT					4	6		3
% items affecting comparability(4)					1	—		1
% currency impact					6	1		5
% comparable constant currency					11	7		9
(1) Includes costs/releases of accruals associated with the Bemis transaction.
(2) Property and other losses, net includes property and related business losses primarily associated with the destruction of the Company's Durban, South Africa, facility during general civil unrest in July 2021, net of insurance recovery.
(3) Includes incremental costs associated with the Russia-Ukraine conflict.
(4) Reflects the impact of acquired, disposed and ceased operations.

Reconciliations of Adjusted Free Cash Flow

	Three Months Ended September 30,
($ million)	2021	2022
Net cash used in operating activities	(112)	(260)
Purchase of property, plant, and equipment and other intangible assets	(145)	(152)
Proceeds from sales of property, plant, and equipment and other intangible assets	—	4
Russia-Ukraine conflict impacts, material transaction and integration related costs	15	8
Adjusted Free Cash Flow(1)	(242)	(400)
(1) Adjusted Free Cash Flow excludes Russia-Ukraine conflict impacts, material transaction and integration related cash costs because these cash flows are not considered to be directly related to ongoing operations.

	Three Months Ended September 30,
($ million)	2021	2022
Adjusted EBITDA	486	494
Interest received/(paid), net	1	(34)
Income tax paid	(55)	(35)
Purchase of property, plant, and equipment and other intangible assets	(145)	(152)
Proceeds from sales of property, plant, and equipment and other intangible assets	—	4
Movement in working capital	(512)	(666)
Other	(17)	(11)
Adjusted Free Cash Flow(1)	(242)	(400)
(1) Adjusted Free Cash Flow excludes Russia-Ukraine conflict impacts, material transaction and integration related cash costs because these cash flows are not considered to be directly related to ongoing operations.

Reconciliation of net debt

($ million)	June 30, 2022	September 30, 2022
Cash and cash equivalents	(775)	(562)
Short-term debt	136	62
Current portion of long-term debt	14	14
Long-term debt, less current portion	6,340	6,879
Net debt	5,715	6,393